Exhibit 2.7

[***] Certain confidential information contained in this document, marked by brackets, has been excluded because it is both not material and is the type that the registrant treats as private or confidential.

THIRD AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS THIRD AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment” and, together with the Original Agreement (as defined below), the “Agreement”) is entered into as of January __, 2022, by and among (i) Fox Restaurant Concepts LLC, an Arizona limited liability company (the “Company”), (ii) The Cheesecake Factory Restaurants, Inc., a California corporation (“Purchaser”), and (iii) SWF Posse LLC, an Arizona limited liability company, as the appointed representative of Sellers (“Sellers’ Representative”).  Purchaser, the Company and Sellers’ Representative shall each be referred to herein as a “Party” and collectively, the “Parties”.  Capitalized terms used, but not defined, in this Amendment shall have the meanings ascribed thereto in the Original Agreement.

RECITALS

WHEREAS, Sellers, the Company, Purchaser, Sellers’ Representative and Guarantor entered into a Membership Interest Purchase Agreement, dated as of July 30, 2019, as amended by the First Amendment to Membership Interest Purchase Agreement, dated as of October 2, 2019 and the Second Amendment to Membership Interest Purchase Agreement, dated May 28, 2021 (as duly amended from time to time, the “Original Agreement”); and

WHEREAS, pursuant to Section 10.06 of the Original Agreement, Purchaser, the Company and Sellers’ Representative (on behalf of each Seller) desire to amend the Original Agreement, as provided herein.

NOW, THEREFORE, in consideration of the premises and for the other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

Section 1  Amendment to Section 2.06 of Exhibit G. Section 2.06 of Exhibit G of the Original Agreement is hereby amended and restated in its entirety to read as set forth immediately below:

[***]

Section 2  Representations and Warranties.  Each Party represents and warrants to each other Party as follows:

(a)Organization, Standing and Power.  Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted.

(b)Authority; Execution and Delivery; Enforceability.  Such Party has full power and authority to execute, deliver and perform its obligations under this Amendment.  The execution, delivery and performance by such Party of this Amendment and, if applicable, the consummation by such Party of the Option Purchase have been duly authorized by all necessary corporate, limited liability company or other entity action of such Party.  Such Party has duly executed and delivered this Amendment, and this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by applicable laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 3  Miscellaneous.

(a)Governing Law.  THIS AMENDMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AMENDMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AMENDMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AMENDMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AMENDMENT) SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES OF SUCH STATE; PROVIDED, THAT, NOTWITHSTANDING THE FOREGOING, ANY DISPUTES INVOLVING THE PURCHASER FINANCING SOURCES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING REGARD TO CONFLICTS OR CHOICE OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b)The Original Agreements.  Except as specifically amended hereby, the Original Agreement shall continue in full force and effect in accordance with the provisions thereof in existence on the date hereof.  Unless the context otherwise requires, after the date hereof, any reference to the Original Agreements shall mean such Original Agreement as amended hereby.

(c)Counterparts.  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.  The exchange of copies hereof, including signature pages hereto, by facsimile, e-mail or other means of electronic transmission shall constitute effective execution and delivery hereof as to the Parties and may be used in lieu of the original Amendments for all purposes.  Signatures transmitted by facsimile, e-mail or other means of electronic transmission shall be deemed to be original signatures for all purposes.

(d)Purchaser Financing Sources.  Notwithstanding anything to the contrary contained herein, Sellers’ Representative (on behalf of each Seller) hereby irrevocably and unconditionally agrees that none of the Purchaser Financing Sources shall have any liability or obligation to any Seller under or in connection with this Amendment, any commitment letter, engagement letter or definitive financing document (including the Purchaser Loan Agreement) or any of the transactions contemplated hereby or thereby (including with respect to the Purchaser

Financing). Each Seller hereby waives any and all rights or claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Purchaser Financing Sources that may be based upon, arise out of or relate to this Amendment, any commitment letter, engagement letter or definitive financing document (including the Purchaser Loan Agreement) or any of the transactions contemplated hereby or thereby (including the Purchaser Financing), and each Seller agrees not to commence or support a proceeding against any Purchaser Financing Source in connection with this Amendment or any commitment letter, engagement letter or definitive financing document (including the Purchaser Loan Agreement) or any of the transactions contemplated hereby or thereby (including any proceeding related to the Purchaser Financing). Nothing in this Section 6(e) will limit the rights of Purchaser in respect of the Purchaser Financing under the Purchaser Loan Agreement. Without limiting the foregoing, no Purchaser Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature to any Seller.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

:
THE CHEESECAKE FACTORY
RESTAURANTS, INC.

By:
	Name:	David Overton
	Title:	Chief Executive Officer

Contact Information:

The Cheesecake Factory Restaurants, Inc.
26901 Malibu Hill Road
Calabasas Hills, California 91301

:
FOX RESTAURANT CONCEPTS LLC

	By:	FRC Management LLC
	Its:	Manager

By:
	Name:	Samuel Fox
	Title:	Manager

Contact Information:

Fox Restaurants Concepts LLC
4455 E Camelback Road, Suite B100
Phoenix, Arizona 85018

Solely in its capacity as Sellers’
Representative:

SWF POSSE LLC

By:
Name:	Samuel Fox
Title:	Manager